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                                                    REGISTRATION NO. 333-207015
                                                     REGISTRATION NO. 811-04335
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               -----------------

                                   FORM N-6
                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933      [X]
                       PRE-EFFECTIVE AMENDMENT NO. 1     [X]
                       POST-EFFECTIVE AMENDMENT NO.      [_]
                                   AND/OR
                           REGISTRATION STATEMENT
                                   UNDER
                     THE INVESTMENT COMPANY ACT OF 1940  [X]
                             AMENDMENT NO. 124           [X]
                       (CHECK APPROPRIATE BOX OR BOXES)

                               -----------------

                              SEPARATE ACCOUNT FP
                                      OF
                     AXA EQUITABLE LIFE INSURANCE COMPANY
                          (EXACT NAME OF REGISTRANT)

                               -----------------

                     AXA EQUITABLE LIFE INSURANCE COMPANY
                              (NAME OF DEPOSITOR)

             1290 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10104 (ADDRESS OF DEPOSITOR'S PRINCIPAL EXECUTIVE OFFICES)
       DEPOSITOR'S TELEPHONE NUMBER, INCLUDING AREA CODE: (212) 554-1234

                               -----------------

                                  SHANE DALY
                 VICE PRESIDENT AND ASSOCIATE GENERAL COUNSEL
                     AXA EQUITABLE LIFE INSURANCE COMPANY
             1290 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10104
                    (NAME AND ADDRESS OF AGENT FOR SERVICE)

                               -----------------

Approximate Date of Proposed Public Offering: As soon as practicable after this Registration Statement becomes effective.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

It is proposed that this filing will become effective (check appropriate box):
    [_]Immediately upon filing pursuant to paragraph (b) of Rule 485.
    [_]On (date) pursuant to paragraph (b) of Rule 485.
    [_]60 days after filing pursuant to paragraph (a)(1) of Rule 485.
    [_]On (        ) pursuant to paragraph (a)(1) of Rule 485.

If appropriate, check the following box:
    [_]This post-effective amendment designates a new effective date for previously filed post-effective amendment.

Title of Securities Being Registered

   Units of interest in Separate Account FP.

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                                     Note

   This Pre-Effective Amendment No. 1 to the Registrant's Registration Statement on Form N-6 is being filed for the sole purpose of delaying the effectiveness of the Registrant's previously filed initial Registration Statement on Form N-6 (File No. 333-207015) which was filed on September 18, 2015. This Pre-Effective Amendment No. 1 incorporates by reference in full the information contained in Parts A, B and C of the initial Registration Statement on Form N-6 as filed with the Commission on September 18, 2015.

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                                  SIGNATURES

     As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has caused this Registration Statement to be signed on its behalf by the undersigned, duly authorized, in the City and State of New York, on the 23rd day of September, 2015.

                             SEPARATE ACCOUNT FP OF AXA EQUITABLE LIFE
                             INSURANCE COMPANY (REGISTRANT)

                             By: AXA EQUITABLE LIFE INSURANCE COMPANY
                                               (DEPOSITOR)

                             By: /s/ Shane Daly
                                 -----------------------------------------
                                 Shane Daly
                                 Vice President and Associate General
                                 Counsel

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                                  SIGNATURES

       As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Depositor has caused this Registration Statement to be signed on its behalf, by the undersigned, duly authorized, in the City and State of New York, on this 23rd day of September, 2015.

                                            AXA EQUITABLE LIFE INSURANCE COMPANY
                                                        (Depositor)

                                            By:  /s/ Shane Daly
                                                 -------------------------------
                                                 Shane Daly
                                                 Vice President and Associate
                                                 General Counsel

As required by the Securities Act of 1933 and the Investment Company Act of 1940, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

PRINCIPAL EXECUTIVE OFFICER:

*Mark Pearson                  Chairman of the Board, Chief Executive Officer,
                               Director and President

PRINCIPAL FINANCIAL OFFICER:

*Anders B. Malmstrom           Senior Executive Director
                               and Chief Financial Officer

PRINCIPAL ACCOUNTING OFFICER:

*Andrea M. Nitzan              Executive Director, Chief Accounting Officer
                               and Controller

*DIRECTORS:

Henri de Castries            Daniel G. Kaye   Lorie A. Slutsky
Ramon de Oliveira            Kristi A. Matus  Richard C. Vaughan
Denis Duverne                Mark Pearson
Barbara Fallon-Walsh

*By:  /s/ Shane Daly
      --------------------------
      Shane Daly
      Attorney-in-Fact
      September 23, 2015